Exhibit (h.8)

INDEMNIFICATION AGREEMENT

This Agreement is made and entered into as of this 11th day of February, 2004 (the “Agreement”), by and between ICAP Funds, Inc., a Maryland corporation and registered investment company (the “Fund”), and Joseph Andrew Hays, an independent director of the Fund (the “Director”).

WHEREAS, at the request of the Fund, the Director currently serves as a director of the Fund and may, therefore, be subjected to claims, suits or proceedings arising as a result of his service; and

WHEREAS, Section 6.3 of the Fund’s Articles of Incorporation and Article VI of the Fund’s By-Laws provide that the Fund shall indemnify its directors to the fullest extent permitted or required under Maryland law and the Investment Company Act of 1940, as amended (the “Investment Company Act”); and

WHEREAS, Section 2-418 of the Maryland General Corporation Law (the “MGCL”) sets forth the terms of permitted and required indemnification of, and advancement of expenses to, directors of a Maryland corporation; and

WHEREAS, Section 17(h) of the Investment Company Act sets forth limitations on the ability of a registered investment company to indemnify its directors for certain conduct; and

WHEREAS, as an inducement to the Director to continue to serve as a director of the Fund, the Fund has agreed to indemnify the Director against expenses and costs incurred by the Director in connection with any such claims, suits or proceedings, to the fullest extent that is lawful; and

WHEREAS, the parties to this Agreement desire to set forth their agreement regarding indemnification.

NOW, THEREFORE, in consideration of the premises and the covenants contained herein, the Fund and the Director do hereby covenant and agree as follows:

1.

Indemnity of Director.  The Fund hereby agrees to hold harmless and indemnify the Director to the fullest extent authorized or permitted by the MGCL and the Investment Company Act.  In this regard, the Fund agrees to indemnify the Director and to hold the Director harmless from and against any and all actual or threatened lawsuits, claims, investigations, actions, appeals and other proceedings, whether civil, criminal, administrative or otherwise (any such lawsuit, claim, investigation, action, appeal or other proceeding hereinafter referred to as an “Action”), damages, judgments, penalties, fines, losses, liabilities, settlement amounts, costs and expenses (including, without limitation, reasonable legal fees, costs and disbursements) (collectively, “Losses”) incurred, suffered or expended by or on behalf of the Director with respect to any act or omission taken in the course of the Director’s duties as a director of the Fund, including without limitation, any such Action or Loss to which the Director may become subject under the Securities  Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Investment Company Act, any state securities, takeover or corporate law, or any other federal or state law or regulation or at common law.

2.

Continuation of Indemnity.  All agreements and obligations of the Fund contained herein shall continue during the period the Director is serving as a director of the Fund, and shall continue after the Director has ceased to be a director and shall enure to the benefit of the heirs, executors and administrators of the Director.

3.

Notification and Defense of Claim.

(a)

As soon as practicable after receipt by the Director of notice of the commencement of any Action, the Director will, if a claim in respect thereof is to be made against the Fund under this Agreement, notify the secretary of the Fund of the commencement thereof; but the failure to so notify the Fund will not relieve it from any liability which it may have to the Director under this Agreement or otherwise, except to the extent that the Fund is materially and adversely prejudiced or affected by such failure.  With respect to any such Action as to which the Director notifies the Fund of the commencement thereof:

(i)

The Fund will be entitled to participate in the defense thereof at its own expense; and

(ii)

Except as otherwise provided below, to the extent that it may wish, the Fund will be entitled to assume the defense thereof, with counsel reasonably satisfactory to the Director.  After notice from the Fund to the Director of its election to assume the defense thereof, the Fund will not be liable to the Director under this Agreement for any legal or other expenses subsequently incurred by the Director in connection with the defense thereof other than reasonable costs of investigation or as otherwise provided below.  The Director shall have the right to employ its own separate counsel in such Action, but the fees and expenses of such counsel incurred after notice from the Fund of its assumption of the defense thereof shall be at the expense of the Director, unless (1) the employment of counsel by the Director has been authorized by the Fund, or (2) the Director shall have reasonably concluded that there may be a conflict of interest between the Fund and the Director in the conduct of the defense of such Action, in each of which cases the reasonable fees and expenses of such counsel shall be at the expense of the Fund.

(b)

The Fund shall not be liable to indemnify the Director under this Agreement for any amounts paid in settlement of any Action effected without the Fund’s written consent.  The Fund shall not settle any Action in any manner which would impose any penalty or liability on the Director without the Director’s written consent.  Neither the Fund nor the Director will unreasonably withhold its consent to any proposed settlement.

4.

Reimbursement; Advancement of Expenses.

(a)

The Fund agrees to reimburse the Director within ten (10) business days after request therefor, and in advance of the final judgment or other final adjudication of any matter for which a claim for indemnification may be made pursuant to this Agreement, to the fullest extent permitted by law, for any reasonable legal or other expenses incurred by the Director in connection with any Action or in connection with the enforcement of this Agreement and the indemnification obligations set forth herein.

(b)

If the Director is entitled under any provision of this Agreement to indemnification by the Fund for some or a portion of any Losses in respect of an Action but not, however, for the total amount thereof, the Fund will nevertheless indemnify the Director for the portion thereof to which the Director is entitled.

c)

In the event of any Action involving the Director which may give rise to a right of indemnification from the Fund pursuant to this Agreement, the Fund shall advance to the Director amounts to cover expenses (including fees and disbursements of counsel) incurred by the Director in connection with any Action in advance of final disposition within ten (10) business days after receipt by the Fund of (i) a written undertaking by or on behalf of the Director to repay the amount advanced in the event that it shall be ultimately determined in accordance with this Agreement the he is not entitled to indemnification by the Fund, (ii) a written affirmation by the Director of his good faith belief that the standard of conduct, as provided in the MGCL and the Investment Company Act, necessary for indemnification by the Fund has been met, and (iii) satisfactory evidence as to the amount of such expenses.  The Director’s written certification together with a copy of the statement paid or to be paid by the Director shall constitute satisfactory evidence of the amount of such expenses.

5.

Repayment of Expenses.  The Director agrees that the Director will promptly, upon demand, reimburse the Fund for all reasonable expenses paid by the Fund pursuant to Section 4(c) hereof in defending any Action against the Director in the event and to the extent that it shall be ultimately determined by a final judgment or other final adjudication that the Director is not entitled to be indemnified by the Fund for such expenses.

6.

Non-Exclusivity of Right of Indemnification.  The indemnification rights granted to the Director under this Agreement shall not be deemed exclusive of, or in limitation of, any rights to which the Director may be entitled under the MGCL or the Investment Company Act, the Fund’s Articles of Incorporation or By-Laws, any other agreement or insurance policy, vote of shareholders or directors or otherwise.

7.

Enforcement.

(a)

In connection with any determination as to whether the Director is entitled to be indemnified under this Agreement, the burden of proof will be on the Fund to establish that the Director is not so entitled.

(b)

In the event the Director is required to bring any action to enforce rights or to collect monies due under this Agreement and is successful in such action, the Fund shall reimburse the Director for all of the Director’s reasonable fees and expenses in bringing and pursuing such action.

8.

Governing Law.  This Agreement shall be governed by the laws of the State of Illinois.  Each of the parties to this Agreement agrees that any claim in respect of any action or proceeding arising out of or relating to this Agreement may be heard and determined in the United States District Court for the Northern District of Illinois and each of the parties waives, to the fullest extent they may legally and effectively do so, any objection which they may now or hereafter have to the laying of venue of any such action or proceeding in such court.

9.

Severability.  If any provision of this Agreement is determined to be invalid or unenforceable, the invalidity or unenforceability shall not affect the validity or enforceability of any other provision of this Agreement, and this Agreement shall be interpreted as though the invalid or unenforceable provision was not a part of this Agreement.

10.

Changes in Law.  This Agreement is intended to provide to the Director, to the fullest lawful extent permitted or required by the MGCL and the Investment Company Act, indemnification and advancement of expenses in connection with an Action as described in Sections 1 and 4 hereof; provided, however, that no change in Maryland law or the Investment Company Act (or the rules and regulations thereunder) shall have the effect of reducing the benefits available to the Director hereunder based on the law as in effect on the date hereof.

11.

Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute one and the same instrument.

The parties have executed this Agreement as of the day and year first above stated.

ICAP FUNDS, INC.

By:

 /s/ Robert H. Lyon

Robert H. Lyon

President

DIRECTOR

By:

 /s/ Joseph Andrew Hays

Joseph Andrew Hays